EXHIBIT 10.18.11

OLD DOMINION FREIGHT LINE, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION STRUCTURE
EFFECTIVE AS OF THE 2018 ANNUAL MEETING OF SHAREHOLDERS

	Annual Cash	Annual Restricted
Director Role	Retainer	Stock Grant Amount
Member (all non-employee directors)	$80,000	$120,000
Lead Independent Director	25,000 (1)	—
Audit Committee Chair	25,000 (1)	—
Compensation Committee Chair	15,000 (1)	—
Governance and Nomination Committee Chair	12,500 (1)	—

(1)	Each non-employee Chair of a Board Committee and the Lead Independent Director receives this annual retainer in addition to the $80,000 annual cash retainer paid to all non-employee directors.